EXHIBIT 99.1


Company Press Release

Swisher International Group Inc. (NYSE: SWR), the world's largest cigar company as measured by units sold, announced that its Board of Directors approved today a transaction that will take the Company private. Subject to the approval of (i) the holders of a majority of its Class A Common Stock present at a shareholder's meeting, and (ii) the holders of a majority of its Common Stock, the Company will merge with its wholly-owned subsidiary, SIGI Acquisition Corporation. Holders of all outstanding shares of the Company's Class A Common Stock will receive $9.50 per share, representing a premium of approximately 39% over today's closing price of $6.8125.

The Company's Board of Directors approved and adopted the merger agreement following the recommendation of a Special Committee of independent directors. PaineWebber Incorporated, which served as financial advisor to the Special Committee, has issued an opinion to the Committee that the transaction is fair to the Company's public shareholders from a financial point of view.

The Company expects to file a proxy with the Securities and Exchange Commission on the proposed merger which the shareholders will vote upon in early 1999. The Company was advised by Wasserstein Perella & Co., Inc.

Swisher International Group Inc. is the world's largest cigar company as measured by units sold and is a significant manufacturer and marketer of smokeless tobacco products. With executive offices located in Darien, CT and operational headquarters located in Jacksonville, FL, Swisher International Group Inc. markets products under brand names including SWISHER SWEETS, KING EDWARD, BERING, SILVER CREEK and MAIL POUCH.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risk and uncertainties. For further information, please refer to the Company's annual report section titled "Management's Discussion and Analysis" as well as the Company's Forms 10-K and 10-Q.



Contact: 20 Thorndal Circle
         Darien, CT 06820
         Robert A. Britton        (203) 656-8000 Ext. 208
         Alfred J. Galgano        (203) 656-8000 Ext. 213